Exhibit 19.1
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

PRIME MEDICINE, INC.
INSIDER TRADING POLICY
1.Purpose. This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of Prime Medicine (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with U.S. federal and state securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing such material nonpublic information to other persons who may trade on the basis of that information, commonly known as “tipping.”
2.Persons Subject to this Policy. This Policy applies to all directors, officers and employees of the Company and its subsidiaries. This Policy also applies to: (i) family members who reside with them, (ii) anyone else who lives in their household, (iii) any family members who do not live in their household but whose transactions in Company Securities (as defined below) are directed by them or are subject to their influence or control (such as parents or children who consult with them before they transact in Company Securities), (iv) family trusts, family partnerships and similar entities controlled by them or any person described in clauses (i)-(iii), (v) all persons who execute trades on their behalf and (vi) all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which they have the ability to influence or direct investment decisions concerning securities; provided, however, that the trading procedures in this Policy shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws and they have (or an affiliated entity has) represented to the Company, that their affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities (collectively, “Other Covered Persons”). Directors, officers and employees are responsible for transactions by Other Covered Persons and for informing them of this Policy.
The Company also may determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information related to the Company. Any such other persons shall be notified by the Policy Administrator (as defined below).
3.Transactions Subject to this Policy. This Policy applies to transactions in the Company’s securities (collectively, “Company Securities”), including the Company’s common stock, options to purchase common stock, restricted stock units or any other type of security that the Company may issue, including, but not limited to, preferred stock, convertible debt and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities.
4.Individual Responsibility. Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each person is responsible for making sure that he or she complies with this Policy, and that any Other Covered Person also complies with this Policy. In all cases, the responsibility for determining whether a person is in possession of material nonpublic information rests with that person, and any action on the part of the Company, the Policy Administrator or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate a person from liability under applicable securities laws. Persons subject to this Policy could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”
5.Administration of this Policy. The Company’s Chief Legal Officer shall serve as the compliance officer for the purposes of this Policy (the “Policy Administrator”), and in such role, shall be responsible for the administration of this Policy. In the absence of the Policy Administrator, another employee designated by the Policy Administrator (or, if the Policy Administrator is unavailable, by the Chief Executive Officer) shall be responsible for administration of this Policy. All determinations and interpretations by the Policy Administrator or his or her delegate shall be final and not subject to further review.
6.Statement of Policy. The policy of the Company is that a director, officer or other employee of the Company or its subsidiaries (or any other person designated by this Policy or by the Policy Administrator or his or her delegate as subject to this Policy) who is aware of material nonpublic information relating to the Company may not directly or indirectly through Other Covered Persons:
•engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans”;
•recommend to anyone the purchase or sale of any Company Securities;
•disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or anyone outside of the Company, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
•assist anyone engaged in the above activities in contravention of this Policy.
In addition, the Company’s policy is that a director, officer or employee of the Company or its subsidiaries (or any other person designated by this Policy or by the Policy Administrator or his or her delegate as subject to this Policy) who, in the course of working for the Company or its subsidiaries, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company or any of its subsidiaries, may not transact in that company’s securities until the information becomes public or is no longer material.
The only exceptions to this Policy are specified herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exempt from this Policy. The securities laws do not provide exceptions for mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to high standards of conduct.
Additionally, it is the Company’s policy to comply with all applicable securities laws when transacting in its own securities.
7.Definition of Material Nonpublic Information.
7.1.Material Information. Information is considered “material” if a reasonable investor would consider the information important in making a decision to buy, hold or sell securities. Information expected to affect a company’s stock price, whether positive or negative, should be considered material. No bright-line standard exists for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and often is evaluated by enforcement authorities with the benefit of hindsight.
While defining all categories of material information is not possible, the following are some examples of information that ordinarily would be regarded as material:
•projections of future earnings or losses, or other financial guidance;
•changes to previously announced financial guidance, or the decision to suspend financial guidance;

•a pending or proposed merger, acquisition or tender offer;
•a pending or proposed acquisition or disposition of a significant asset;
•a pending or proposed significant joint venture or licensing arrangement;
•a Company restructuring;
•significant related party transactions;
•a change in dividend policy, the declaration of a stock split or an offering of additional securities;
•bank borrowings or other financing transactions out of the ordinary course;
•the establishment of a repurchase program for Company Securities;
•a change in the Company’s pricing or cost structure;
•a change in management;
•a change in the auditor or notification that the auditor’s reports may no longer be relied upon;
•pending or threatened significant litigation, or the resolution of such litigation;
•significant regulatory developments;
•results of clinical trials;
•timelines for expected launches of new products;
•significant changes or developments in supplies or inventory of products, including product defects, recalls or product returns;
•impending bankruptcy or the existence of severe liquidity problems;
•the gain or loss of a significant customer or supplier;
•a significant cybersecurity breach or incident; and
•the imposition of a ban on trading in Company Securities or the securities of another company.
7.2.Nonpublic Information. Generally, information that has not been disclosed to the public is considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated through major newswire services, national news services, financial news services or public disclosure documents filed or furnished to the Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. By contrast, information would generally not be considered widely disseminated if it is available only to the Company’s employees.
Once information is widely disseminated, the investing public should be afforded sufficient time to absorb the information. As a general rule, information is considered nonpublic until the end of the first full trading day after the information is released. For example, if the Company announces material nonpublic information after market close on Monday or before trading begins on a Tuesday, the first time a director, officer or employee can transact in Company Securities is the opening of the market on Wednesday (assuming he or she is not aware of other material nonpublic information at that time). If the Company announces material nonpublic information after trading begins on that Tuesday, however, the first time a director, officer or employee can transact in Company Securities is the opening of the market on Thursday (again assuming he or she is not aware of other material nonpublic information at that time). Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

8.Transactions Under Company Plans. This Policy does not apply in the case of the following transactions, except as specifically noted:
8.1.Stock Option Exercises. This Policy does not apply to the exercise of a stock option acquired pursuant to a Company equity incentive plan, to the delivery of Company shares to the Company to pay the exercise price of a stock option acquired pursuant to a Company equity incentive plan, or to the exercise of a tax withholding right pursuant to which a person elects to have the Company withhold shares subject to an option award to satisfy tax withholding requirements. This Policy does, however, apply to any sale of shares as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of or taxes associated with an option.
8.2.Restricted Stock and Similar Awards. This Policy does not apply to the vesting of restricted stock, the settlement of restricted stock units or similar awards or to the exercise of a tax withholding right pursuant to which a person elects to have the Company withhold shares to satisfy tax withholding requirements upon the vesting of any restricted stock or the vesting or settlement of any restricted stock unit. This Policy does apply, however, to any market sale of shares received upon the vesting of restricted stock or the settlement of any restricted stock unit or similar award.
8.3.Employee Stock Purchase Plan. This Policy does not apply to periodic purchases under a Company employee stock purchase plan that are made as the result of an election made at the beginning of the purchase period. This Policy would apply, however, to an initial decision to participate in the plan or a decision to increase or decrease the level of contribution in a subsequent purchase period. This Policy also applies to any sales of shares purchased under the plan.
8.4. 401(k) Plan. This Policy does not apply to purchases of Company Securities in the Company’s or its subsidiaries’ 401(k) plans, if any, as a result of periodic contributions made pursuant to payroll deduction. The Policy does apply, however, to initial elections to participate, and increases or decreases in the level of participation, in a Company stock fund and transfers in or out of a Company stock fund (including in connection with a plan loan).
9.Transactions with the Company. Any purchase of Company Securities from the Company or sales of Company Securities to the Company not already identified in Section 8 are not subject to this Policy.
10.Transactions Not Involving a Purchase or Sale. Bona fide gifts and transfers to trusts for no consideration are not subject to this Policy, unless (i) the person making the gift or transfer knew or was reckless in not knowing that the recipient would sell the securities while the director, officer, or employee (or Other Covered Person) was aware of material nonpublic information or (ii) the person making the gift or transfer is subject to a trading restriction discussed in Section 13 or 14 of this Policy, and the sale by the recipient of the Company Securities occurs while the trading restriction is active.
In addition, transactions in mutual funds and other broad-based indices or securities that are invested in Company Securities are not transactions subject to this Policy.
11.Special and Prohibited Transactions. The Company has determined that the following transactions present a heightened legal risk and the potential appearance of improper or inappropriate conduct. The Company’s policy, consequently, is that the persons identified below must abide by the following restrictions:
11.1.Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may reduce a seller’s incentive to seek to improve the Company’s performance, if the seller could benefit from a decline in value of Company Securities. In addition, short sales may evidence an expectation on the part of the seller that the securities will decline in value and, therefore, have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. For these reasons, persons covered by this Policy are prohibited from engaging in any short sales of Company Securities. In addition, Section 16(c) of the Exchange Act prohibits executive officers and directors from engaging in short sales. Short sales arising from certain types of hedging transactions are also governed by the paragraph below captioned “Hedging Transactions.”
11.2.Publicly Traded Options. Given the relatively short term of publicly traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus such person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, persons covered by this Policy are prohibited from engaging in any transactions in put options, call options or other derivative securities on an exchange or in any other organized market.
11.3.Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise without the full risks and rewards of ownership. When that occurs, such person may no longer have the same objectives as the Company’s other shareholders. Therefore, persons covered by this Policy are prohibited from engaging in any such transactions.
11.4.Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, persons covered by this Policy are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan.
11.5.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a person is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities other than pursuant to Rule 10b5-1 Plans. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be placed during a window in which the person has received pre-clearance from the Policy Administrator and be limited to a duration of no more than seven days from the date of such pre-clearance. If a standing order or limit order is considered a trading plan under Rule 10b5-1, the person may only enter into such standing order or limit order if permitted under Rule 10b5-1, including, giving effect to any limitations on overlapping plans under Rule 10b5-1.
12.Rule 10b5-l Plans. Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a contract, instruction or written plan for transactions in Company Securities that meets certain conditions specified in the rule (a “Rule 10b5-l Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with this Policy, a Rule 10b5-1 Plan must be approved by the Policy Administrator and meet the requirements of Rule 10b5-l. A Rule 10b5-1 Plan must be entered into in good faith and at a time when the person entering into the plan is not aware of material nonpublic information and may not be adopted during any event-specific trading restriction (see Section 14).
Rule 10b5-l Plans shall be considered by the Policy Administrator on a case-by-case basis. Any Rule 10b5-1 Plan shall be submitted to the Policy Administrator for approval at a reasonable time prior to the entry into the Rule 10b5-1 Plan. Multiple overlapping plans will not be approved unless they are exclusively replacement plans, that is, adopted to continue an existing trading plan with no trades executed prior to the expiration of the current plan, or exclusively for the purpose of selling shares to cover tax obligations associated with equity award vesting. Any modification or change to the amount, price or timing of a trade under a Rule 10b5-1 Plan will be treated as a termination of the existing plan and the adoption of a new plan on the modified terms. Once the relevant waiting period has passed, no further preapproval of transactions conducted pursuant to the Rule 10b5-1 Plan shall be required.
Each quarter, the Company is required to publicly disclose when directors or officers adopt, terminate or make certain modifications to Rule 10b5-1 Plans and other trading plans for Company Securities and to provide a description of the material terms of each plan. Therefore, directors and officers must provide the Policy

Administrator with (i) the final executed copy of any 10b5-1 Plan, (ii) any other trading plan for Company Securities and (iii) any amendment to any such Rule 10b5-1 Plan or other trading plan, in each case within two business days of the adoption thereof. In addition, directors and officers must promptly notify the Policy Administrator of any termination or modification of such Rule 10b5-1 Plans or other trading plans.
13.Pre-Clearance Procedures. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, all directors, officers, Senior Vice Presidents and Vice Presidents of the Company may not engage in any transaction in Company Securities at any time without first obtaining pre-clearance of the transaction from the Policy Administrator or his or her delegate. The Chief Legal Officer may not engage in any transaction in Company Securities at any time without first obtaining pre-clearance of the transaction from the Chief Executive Officer. The Policy Administrator is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction for any or no reason. After receiving clearance to engage in a transaction from the Policy Administrator, the requestor shall complete the proposed transaction within seven days or make a new transaction request.
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the Policy Administrator. If subject to Section 16 of the Exchange Act, the requestor also should indicate whether he or she has effected any nonexempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, if applicable. The requestor should also be prepared to comply with Rule 144 under the Securities Act of 1933, as amended, and file a Form 144, if necessary, at the time of any sale.
14.Event-Specific Trading Restrictions. From time to time, in connection with certain Company activities—such as proposed acquisitions or material data publications—we may impose a temporary prohibition on trading in our securities that applies to specified individuals or, in rare instances, all persons at the Company. The Policy Administrator may notify the impacted persons of such an event-specific trading restriction, and those persons shall not be permitted to trade in Company Securities during such trading restriction. The existence of an event-specific trading restriction may not be widely announced, should not be communicated to any other person, and may itself be considered material nonpublic information. Even if persons are not notified of an event-specific trading restriction, they should not trade in Company Securities if they are aware of material nonpublic information.
15.Post-Termination Transactions. This Policy continues to apply to transactions in Company Securities even after termination of service to the Company or its subsidiaries. If a person is in possession of material nonpublic information when his or her service terminates, that person may not trade in Company Securities until that information has become public or is no longer material.
16.Consequences of Violations. The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by U.S. federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as foreign regulatory authorities. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. In addition, a person’s failure to comply with this Policy may subject such person to Company imposed sanctions, including dismissal for cause, whether or not the person’s failure to comply results in a violation of law. In addition to the formal sanctions summarized above, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
17.Company Assistance. Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Policy Administrator, who can be reached by email at [***].
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Adopted: August 19, 2022
Amended: February 27, 2025 and September 10, 2025